Exhibit 99.1
                                DIVIDEND DECLARED

                            STOCK REPURCHASE COMPLETE

     TOPEKA, Kansas, January 26, 2000 -- The Western Resources Board of Directors today declared a first-quarter 2000 dividend of 53 1/2 cents per share payable April 3, 2000, on the company's approximately 67.6 million shares of common stock.

     The Board also declared regular quarterly dividends on the company's preferred stock payable April 3, 2000.

     The dividends are payable to shareholders of record as of March 9, 2000.

     The Board will take up a discussion on its dividend policy at its regularly scheduled March meeting regarding management's recommendation for a stock dividend for the balance of its current annual $2.14 dividend.

     The company also announced it has completed the repurchase of $25 million of its common stock, which was announced last summer.

     "Given the recent price of our stock, we believed this was a sound, strategic move for our company and our shareholders," said David C. Wittig, Western Resources chairman of the board, president and chief executive officer.

     Wittig said the company may make additional repurchases of shares from time-to-time in the open market or in private transactions.

     Western Resources (NYSE: WR) is a consumer services company with interests in monitored services and energy. The company has total assets of more than $8 billion, including security company holdings through ownership of Protection One (NYSE: POI), which has more than 1.6 million security customers in 48 states and Europe. Its utilities, KPL and KGE, provide electric service to approximately 627,000 customers in Kansas. Through its ownership in ONEOK Inc. (NYSE: OKE), a Tulsa-based natural gas company, Western Resources has a 45 percent interest in the eighth largest natural gas distribution company in the nation, serving more than 1.4 million customers. For more information about Western Resources and its operating companies, visit us on the Internet at http://www.wr.com.

     Forward-Looking Statements: Certain matters discussed in this news release are "forward-looking statements." The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we "believe", "anticipate," "expect" or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations, or goals. Such statements address future events and conditions concerning capital expenditures, earnings, litigation, rate and other regulatory matters, the outcome of Protection One accounting issues being reviewed by the SEC staff, possible corporate restructurings, mergers, acquisitions, dispositions, liquidity and capital resources, interest and dividend rates, environmental matters, changing weather, nuclear operations, ability to enter new markets successfully and capitalize on growth opportunities in nonregulated businesses, events in foreign markets in which investments have been made, and accounting matters. Our actual results may differ materially from those discussed here. See the company's and Protection One's 1998 Annual Report on Form 10-K and 10K/A, quarterly reports on Forms 10-Q and current reports on Form 8K for further discussion of factors affecting the company's and Protection One's performance. Western Resources disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.

/CONTACT: Media: Michel' Philipp, news@wr.com, 785.575.1927, or fax:
785.575.6399, or Investors: Jim Martin, jim_martin@wr.com, 785.575.6549, or fax: 785.575.8160, both of Western Resources/

/Web site:http://www.wr.com